AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 2002

REGISTRATION NO. 333-____

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROOKS-PRI AUTOMATION, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	04-3040660
(State or Other Jurisdiction of	I.R.S. Employer
Incorporation or Organization)	Identification Number)

15 ELIZABETH DRIVE, CHELMSFORD, MASSACHUSETTS 01824 - (978) 262-2400
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

ROBERT J. THERRIEN
PRESIDENT AND CHIEF EXECUTIVE OFFICER
BROOKS-PRI AUTOMATION, INC.
15 ELIZABETH DRIVE,
CHELMSFORD, MASSACHUSETTS 01824
(978) 262-2400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

LAWRENCE M. LEVY, ESQUIRE
BROWN RUDNICK BERLACK ISRAELS LLP
ONE FINANCIAL CENTER
BOSTON, MA 02111

(617) 856-8200

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.☐

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.☒

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

       If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.☐

Calculation of Registration Fee

	Amount of	Proposed Maximum	Proposed Maximum
Title of each Class of	Shares to be	Offering	Aggregate Offering
Securities to be Registered	Registered	Price per Share (1)	Price (1)	Registration Fee

Common Stock, par value $.01	1,536,082 (2)	$21.06	$32,349,886.92	$2,976.19
Preferred Share Rights (3)	1,536,082 (3)	–	–	–

(1)

Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices for the Common Stock as reported on the Nasdaq Stock Market on August 23, 2002, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(2)

Such presently indeterminable number of additional shares of common stock are registered hereunder as may be issued in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, stock combination or other similar changes in the common stock.

(3)

Pursuant to a Rights Agreement entered into in 1997, as amended, one right is deemed to be delivered with each share of common stock issued by the Registrant. Such presently indeterminable number of rights are also registered by this Registration Statement as may be issued in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other similar change in common stock. The rights are not separately transferable apart from the common stock, nor are they exercisable until the occurrence of certain events. Accordingly, no independent value has been attributed to the rights.

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Subject to Completion,
Dated August 28, 2002

BROOKS-PRI AUTOMATION, INC.

COMMON STOCK

1,536,082 SHARES

        The selling stockholders are selling all of the shares of common stock offered by this prospectus. We will not receive any of the proceeds from the sale of these shares.

        The selling stockholders may offer the common stock through public or private transactions, at prevailing market prices, or at privately negotiated prices.

        Our common stock is quoted on the Nasdaq National Market under the symbol “BRKS”. On August 23, 2002, the last reported sale price of the common stock on the Nasdaq National Market was $19.57 per share.

        INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 4.

        THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated _________, 2002.

PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
ITEM 16. EXHIBITS
ITEM 17. UNDERTAKINGS
SIGNATURES
EXHIBIT INDEX
EX-5.01 OPINION OF BROWN RUDNICK BERLACK ISRAELS
EX-23.02 CONSENT OF PRICEWATERHOUSECOOPERS LLP
EX-23.03 CONSENT OF ERNST & YOUNG LLP
EX-23.04 CONSENT OF PRICEWATERHOUSECOOPERS LLP
EX-23.05 CONSENT OF PRICEWATERHOUSECOOPERS LLP

PROSPECTUS SUMMARY	5
RISK FACTORS	6
USE OF PROCEEDS	18
SELLING STOCKHOLDERS	18
PLAN OF DISTRIBUTION	19
LEGAL MATTERS	20
EXPERTS	20
WHERE YOU CAN FIND MORE INFORMATION	20

       YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

PROSPECTUS SUMMARY

        This summary provides an overview of selected information and may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the financial data, related notes and the information we have incorporated by reference before making an investment decision.

ABOUT BROOKS-PRI

        Brooks-PRI Automation, Inc. (“Brooks” or the “Company”) is a leading supplier of integrated tool and factory automation solutions for the global semiconductor and related industries, such as the data storage and flat panel display manufacturing industries. Beginning in 1998, the Company began an aggressive program of investment and acquisition through which the Company’s offerings have grown from individual robots used to transfer semiconductor wafers in advanced production equipment to fully integrated automation solutions that control the flow of resources in the factory from process tools to factory scheduling and dispatching.

        The Company offers complete and flexible solutions that address a wide range of automation requirements for semiconductor manufacturers and for OEM manufacturers of semiconductor process tools. The Company has distinguished itself as a technology and market leader, particularly in the demanding cluster-tool vacuum-processing environment and in integrated factory automation software applications. The Company’s factory automation systems, software and services help semiconductor manufacturers optimize the flow of material and data throughout the semiconductor fabrication facility (“fab” or “fabs”). They enable customers to respond quickly to changing industry demands and to effectively plan, schedule and optimize their production activity. As a result, Brooks believes its semiconductor manufacturer customers are able to improve productivity and increase their return on investment. Brooks’ customers include many of the world’s leading semiconductor manufacturers and semiconductor capital equipment suppliers.

        We are a Delaware corporation and were incorporated in 1989. Our principal offices are located at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824 and our telephone number is (978) 262-2400. Our corporate website is www.brooks-pri.com. The information on our website is not incorporated by reference in this prospectus.

THE OFFERING

        The selling stockholders may offer and sell up to an aggregate of 1,536,082 shares of our common stock under this prospectus. The selling stockholders obtained the shares they are offering under this prospectus in connection with our acquisition of all of the outstanding capital stock of Hermos Informatik GmbH on July 3, 2002.

RISK FACTORS

        This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer. In that event, the market price of our common stock could decline and you could lose all or part of the money you paid to buy our common stock.

        This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks faced by us described below and elsewhere in this prospectus. (In this Risk Factors section, references to “Brooks” refer to Brooks Automation, Inc. before its acquisition of PRI Automation, Inc., references to “PRI refer to that company before its merger into Brooks, and references to “the Company” refer to the combined Brooks-PRI Automation, Inc. after the merger.)

RISK FACTORS RELATING TO THE COMPANY’S INDUSTRY

THE CYCLICAL DEMAND OF SEMICONDUCTOR MANUFACTURERS AFFECTS THE COMPANY’S OPERATING RESULTS AND THE ONGOING DOWNTURN IN THE INDUSTRY COULD SERIOUSLY HARM THE COMPANY’S OPERATING RESULTS.

         The Company’s business is significantly dependent on capital expenditures by semiconductor manufacturers. The level of semiconductor manufacturers’ capital expenditures is dependent on the current and anticipated market demand for semiconductors. The semiconductor industry is highly cyclical and is currently experiencing a downturn. The downturn may continue during the next few quarters. Despite these industry conditions, the Company plans to continue to invest in those areas which the Company believes are important to its long-term growth, such as its infrastructure and information technology systems, customer support, supply chain management and new products. Consistent with its experience in past downturns, the current industry downturn has reduced the Company’s revenues and caused it to incur losses. There can be no guarantee of when this downturn will end or that the Company will return to profitability when the downturn does end.

INDUSTRY CONSOLIDATION AND OUTSOURCING OF THE MANUFACTURE OF SEMICONDUCTORS TO FOUNDRIES COULD REDUCE THE NUMBER OF AVAILABLE CUSTOMERS.

         The substantial expense of building or expanding a semiconductor fabrication facility is leading increasing numbers of semiconductor companies to contract with foundries, which manufacture semiconductors designed by others. As manufacturing is shifted to foundries, the number of the Company’s potential customers could decrease, which would increase its dependence on its remaining customers. Recently, consolidation within the semiconductor manufacturing industry has increased. If semiconductor manufacturing is consolidated into a small number of foundries and other large companies, the Company’s failure to win any significant bid to supply equipment to those customers could seriously harm its reputation and materially and adversely affect lts revenue and operating results.

THE COMPANY’S FUTURE OPERATIONS COULD BE HARMED IF THE COMMERCIAL ADOPTION OF 300MM WAFER TECHNOLOGY CONTINUES TO PROGRESS SLOWLY OR IS HALTED.

         The Company’s future operations depend in part on the adoption of new systems and technologies to automate the processing of 300mm wafers. However, the industry transition from the current, widely used 200mm manufacturing technology to 300mm manufacturing technology is occurring more slowly than expected. A significant delay in the adoption of 300mm manufacturing technology, or the failure of the industry to adopt 300mm manufacturing technology, could significantly impair the Company’s operations. Moreover, continued delay in transition to 300mm technology could permit the Company’s competitors to introduce competing or superior 300mm products at more competitive prices. As a result of these factors, competition for 300mm orders could become vigorous and could harm the Company’s results of operations.

         The merger of PRI into Brooks on May 14, 2002 does not reduce this risk. Manufacturers implementing factory automation in 300mm pilot projects typically seek to purchase systems from multiple vendors. Automated material handling systems are a major component of the former PRI’s business. To date, nearly all manufacturers with pilot projects have selected automated material handling systems made by competitors for these projects. Manufacturers’ awards to these competitors of orders for early stage 300mm fabs could make it more difficult for the Company to win orders from those manufacturers for their full-scale 300mm production facilities.

PRI’S DIFFICULTIES WITH PRODUCTION OF THE TURBOSTOCKER PRODUCT COULD ADVERSELY AFFECT THE COMPANY’S ABILITY TO COMPETE IN THE 300MM WAFER TECHNOLOGY MARKETPLACE.

         During fiscal 2000 and 2001, prior to its acquisition by Brooks, PRI encountered manufacturing and supply chain problems related to its TurboStocker product, which PRI had planned to begin manufacturing in high volume in response to increased customer demand at the time. These problems caused delays in shipments and in customer acceptance of these systems, and in some cases required repair or retrofit of TurboStockers already installed in the field. These manufacturing problems may have undermined potential 300mm customers’ confidence in PRI’s ability to manufacture and deliver complex factory automation systems in a timely manner and at acceptable quality levels. That loss of confidence could continue to adversely affect the competitive position of the Company in the market for that particular product and possibly also for other 300mm products.

RISK FACTORS RELATING TO THE COMPANY’S ACQUISITIONS

THE COMPANY’S BUSINESS COULD BE HARMED IF THE COMPANY FAILS TO ADEQUATELY INTEGRATE THE OPERATIONS OF THE BUSINESSES IT HAS ACQUIRED.

         Brooks recently merged with PRI and has completed a number of other acquisitions in a relatively short period of time. The Company’s management must devote substantial time and resources to the integration of the operations of its acquired businesses with its core business and its other acquired businesses. If the Company fails to accomplish this integration efficiently, the Company may not realize the anticipated benefits of its acquisitions. The process of integrating supply and distribution channels, research and development initiatives, computer and accounting systems and other aspects of the operation of its acquired businesses, presents a significant challenge to the Company’s management. This is compounded by the challenge of simultaneously managing a larger entity. These businesses have operations and personnel located in Asia, Europe and the United States and present a number of difficulties of integration, including:

–	assimilating products and designs into integrated solutions;

–	informing customers, suppliers and distributors of the effects of the acquisitions and integrating them into the Company’s overall operations;

–	integrating personnel with disparate business backgrounds and cultures;

–	defining and executing a comprehensive product strategy;

–	managing geographically remote units;

–	managing the risks of entering markets or types of businesses in which the Company has limited or no direct experience; and

–	minimizing the loss of key employees of the acquired businesses.

         If the Company delays the integration or fails to integrate an acquired business or experiences other unforeseen difficulties, the integration process may require a disproportionate amount of the Company’s management’s attention and financial and other resources. The Company’s failure to adequately address these difficulties could harm its business and financial results.

FAILURE OF THE MERGER OF PRI INTO BROOKS TO ACHIEVE POTENTIAL BENEFITS COULD HARM THE BUSINESS AND OPERATING RESULTS OF THE COMBINED COMPANY.

         Brooks acquired PRI in May 2002. This was a much larger acquisition than Brooks had ever completed before. As a result, all of the risks of acquisitions described in the previous risk factor are particularly acute. While the Company expects that the combination of the former Brooks and PRI businesses will result in potential benefits for the combined company, those benefits will not be achieved unless the combined company successfully integrates the two companies’ business and products in a timely manner. Integrating Brooks and PRI is a complex, time consuming and expensive process. While that process is actively underway, and we believe that it is presently progressing well, there can be no guarantee that significant problems will not yet occur in that process that have an adverse effect on the Company.

         Further, we cannot assure you that the combined company will realize any of the anticipated benefits and synergies of the merger. Any one or all of the factors identified above or identified in “Risk Factors Relating to the Company’s Industry” and “Risk Factors Relating to the Company’s Operations,” identified below, could cause increased operating costs, lower than anticipated financial performance, or the loss of customers, employees or business partners. The failure to integrate Brooks and PRI successfully will have a material adverse effect on the business, financial condition and results of operations of the combined company.

THE COMPANY’S BUSINESS MAY BE HARMED BY ACQUISITIONS THE COMPANY COMPLETES IN THE FUTURE.

         The Company plans to continue to pursue additional acquisitions of related businesses. The Company’s identification of suitable acquisition candidates involves risks inherent in assessing the values, strengths, weaknesses, risks and profitability of acquisition candidates, including the effects of the possible acquisition on the Company’s business, diversion of the Company’s management’s attention and risks associated with unanticipated problems or latent liabilities. If the Company is successful in pursuing future acquisitions, the Company may be required to expend significant funds, incur additional debt or issue additional securities, which may negatively affect the Company’s results of operations and be dilutive to its stockholders. If the Company spends significant funds or incurs additional debt, the Company’s ability to obtain financing for working capital or other purposes could decline, and the Company may be more vulnerable to economic downturns and competitive pressures. The Company cannot guarantee that it will be able to finance additional acquisitions or that it will realize any anticipated benefits from acquisitions that it completes. Should the Company successfully acquire another business, the process of integrating acquired operations into the Company’s existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of the Company’s existing business.

RISK FACTORS RELATING TO THE COMPANY’S OPERATIONS

THE COMPANY’S SALES VOLUME SUBSTANTIALLY DEPENDS ON THE SALES VOLUME OF THE COMPANY’S ORIGINAL EQUIPMENT MANUFACTURER CUSTOMERS AND ON INVESTMENT IN MAJOR CAPITAL EXPANSION PROGRAMS BY END-USER SEMICONDUCTOR MANUFACTURING COMPANIES.

         The Company sells a majority of its tool automation products to original equipment manufacturers that incorporate the Company’s products into their equipment. Therefore, the Company’s revenues depend on the ability of these customers to develop, market and sell their equipment in a timely, cost-effective manner. Approximately 56% of Brooks’ total revenue in its fiscal 2001 came from sales to original equipment manufacturers. Almost all of PRI’s revenue from its OEM Systems division, which accounted for approximately 39% of PRI’s total net revenue in fiscal 2001, came from sales to original equipment manufacturers. Approximately 30% of the pro forma combined revenues of Brooks and PRI for the three quarters ended June 30, 2002 came from sales to these customers.

         The Company also generates significant revenues from large orders from semiconductor manufacturing companies that build new plants or invest in major automation retrofits. The Company’s revenues depend, in part, on continued capital investment by semiconductor manufacturing companies. Approximately 44% of Brooks’ total revenue in fiscal 2001 came from sales to semiconductor manufacturing companies. Almost all of PRI’s revenue from its Factory Systems and Software Systems divisions, which accounted for approximately 61% of PRI’s total net revenue in fiscal 2001 came from sales to semiconductor manufacturing companies. Approximately 70% of the pro forma combined revenues of Brooks and PRI for the three quarters ended June 30, 2002 came from sales to these customers.

DEMAND FOR THE COMPANY’S PRODUCTS FLUCTUATES RAPIDLY AND UNPREDICTABLY, WHICH MAKES IT DIFFICULT TO MANAGE ITS BUSINESS EFFICIENTLY AND CAN REDUCE ITS GROSS MARGINS AND PROFITABILITY.

         The Company’s expense levels are based in part on its expectations for future demand. Many expenses, particularly those relating to capital equipment and manufacturing overhead, are relatively fixed. The rapid and unpredictable shifts in demand for the Company’s products make it difficult to plan manufacturing capacity and business operations efficiently. If demand is significantly below expectations, the Company may be unable to rapidly reduce these fixed costs, which can diminish gross margins and cause losses. A sudden downturn may also leave the Company with excess inventory, which may be rendered obsolete as products evolve during the downturn and demand shifts to newer products. For example, as a result of the current industry downturn, PRI before the merger recorded special charges in the second and fourth quarters of fiscal year 2001 in the aggregate amount of $9.7 million relating to inventory write-downs and costs associated with order cancellations. In addition to and as a result of the industry downturn, Brooks before the merger recorded special charges in the fourth quarter related to inventory writedowns and costs of $9.4 million for excess and obsolete inventories and $1.5 million for non-cancelable vendor purchase order obligations. The Company’s ability to reduce expenses is further constrained because it must continue to invest in research and development to maintain its competitive position and to maintain service and support for its existing global customer base. Conversely, in sudden upturns, the Company sometimes incurs significant expenses to rapidly expedite delivery of components, procure scarce components and outsource additional manufacturing processes. These expenses could reduce its gross margins and overall profitability. Any of these results could seriously harm the Company’s business.

THE COMPANY RELIES ON A RELATIVELY LIMITED NUMBER OF CUSTOMERS FOR A LARGE PORTION OF ITS REVENUES AND BUSINESS.

         The Company receives a significant portion of its revenues in each fiscal period from a relatively limited number of customers. The loss of one or more of these major customers, or a decrease in orders by one or more customers, could adversely affect the Company’s revenue, business and reputation. Brooks’ sales to its ten largest customers accounted for approximately 39% of total revenues in the first quarter of fiscal 2002, 37% of total revenues in fiscal 2001, and 40% of total revenues in fiscal 2000. PRI’s sales to its top ten customers accounted for 61% of PRI’s total net revenue in fiscal 2001 and 54% in fiscal 2000. In fiscal 2001, sales to Intel accounted for 21% and sales to KLA-Tencor accounted for 11% of PRI’s total net revenue.

DELAYS IN OR CANCELLATION OF SHIPMENTS OR DELAYS IN CUSTOMER ACCEPTANCE OF A FEW OF THE COMPANY’S LARGE ORDERS COULD SUBSTANTIALLY DECREASE ITS REVENUES OR REDUCE ITS STOCK PRICE.

         Historically, a substantial portion of Brooks’ and PRI’s quarterly and annual revenues came from sales of a small number of large orders. Some of the Company’s products have high selling prices compared to the Company’s other products. As a result, the timing of when the Company recognizes revenue from one of these large orders can have a significant impact on its total revenues and operating results for a particular period because its sales in that fiscal period could fall significantly below the expectations of financial analysts and investors. This could cause the value of its common stock to fall. The Company’s operating results could be harmed if a small number of large orders are canceled or rescheduled by customers or cannot be filled due to delays in manufacturing, testing, shipping or product acceptance.

THE COMPANY DOES NOT HAVE LONG-TERM CONTRACTS WITH ITS CUSTOMERS AND THE COMPANY’S CUSTOMERS MAY CEASE PURCHASING THE COMPANY’S PRODUCTS AT ANY TIME.

         The Company generally does not have long-term contracts with its customers. As a result, the Company’s agreements with its customers do not provide any assurance of future sales. Accordingly:

– the Company’s customers can cease purchasing its products at any time without penalty;

– the Company’s customers are free to purchase products from the Company’s competitors;

– the Company is exposed to competitive price pressure on each order; and

– the Company’s customers are not required to make minimum purchases.

THE COMPANY’S OPPORTUNITIES IN THE SYSTEMS INTEGRATION SERVICES BUSINESS HAS GROWN SIGNIFICANTLY RECENTLY AND POOR EXECUTION OF THOSE SERVICES COULD ADVERSELY IMPACT THE COMPANY’S OPERATING RESULTS.

         The number of projects the Company is pursuing for its systems integration services business has grown significantly recently. This business consists of integrating combinations of the Company software and hardware products to provide more comprehensive solutions for the Company’s end-user customers. The delivery of these services typically is complex, requiring that the Company coordinate personnel with varying technical backgrounds in performing substantial amounts of services in accordance with timetables. The Company is in the early stages of developing this business and it is subject to the risks attendant to entering a business in which it has limited direct experience. In addition, the Company’s ability to supply these services and increase its revenues is limited by its ability to retain, hire and train systems integration personnel. The Company believes that there is significant competition for personnel with the advanced skills and technical knowledge that it needs. Some of The Company’s competitors may have greater resources to hire personnel with those skills and knowledge. The Company’s operating margins could be adversely impacted if it does not effectively hire and train additional personnel or deliver systems integration services to its customers on a satisfactory and timely basis consistent with its budgets.

THE COMPANY’S LENGTHY SALES CYCLE REQUIRES IT TO INCUR SIGNIFICANT EXPENSES WITH NO ASSURANCE THAT IT WILL GENERATE REVENUE.

         The Company’s tool automation products are generally incorporated into original equipment manufacturer equipment at the design stage. To obtain new business from its original equipment manufacturer customers, the Company must develop products for selection by a potential customer at the design stage. This often requires it to make significant expenditures without any assurance of success. The original equipment manufacturer’s design decisions often precede the generation of volume sales, if any, by a year or more. The Company cannot guarantee that the equipment manufactured by its original equipment manufacturing customers will be commercially successful. If the Company or its original equipment manufacturing customers fails to develop and introduce new products successfully and in a timely manner, the Company’s business and financial results will suffer.

         The Company also must complete successfully a costly evaluation and proposal process before it can achieve volume sales of its factory automation software and systems to customers. These undertakings are major decisions for most prospective customers and typically involve significant capital commitments and lengthy evaluation and approval processes. The Company cannot guarantee that it will continue to satisfy evaluations by its end-user customers.

THE COMPANY’S OPERATING RESULTS WOULD BE HARMED IF ONE OF ITS KEY SUPPLIERS FAILS TO DELIVER COMPONENTS FOR THE COMPANY’S PRODUCTS.

         The Company currently obtains many of its components on an as needed, purchase order basis. Generally, the Company does not have any long-term supply contracts with its vendors and believes many of its vendors have been taking cost containment measures in response to the industry downturn. When demand for semiconductor manufacturing equipment increases, the Company’s suppliers face significant challenges in delivering components on a timely basis. The Company’s inability to obtain components in required quantities or of acceptable quality could result in significant delays or reductions in product shipments. This could create customer dissatisfaction, cause lost revenue and otherwise materially and adversely affect the Company’s operating results. Delays on the Company’s part could also cause it to incur contractual penalties for late delivery.

AS A RESULT OF THE ACQUISITION OF PRI, THE COMPANY IS BECOMING INCREASINGLY DEPENDENT ON SUBCONTRACTORS AND ONE OR A FEW SUPPLIERS FOR SOME COMPONENTS AND MANUFACTURING PROCESSES.

         For some products, or components or specialized processes that PRI used in its products, PRI depended on subcontractors or had available only one or a few suppliers. For example, its TurboStocker, AeroLoader, AeroTrak and Guardian products each include components and assemblies for which PRI had qualified, or for which there existed, only one supplier or a small number of suppliers. As a result of the acquisition of PRI, the Company is dependent on these limited suppliers. In general, the Company does not have long-term agreements with these suppliers, or agreements that obligate them to supply all of the Company’s requirements for such components or assemblies. Also, the Company relies on Shinsung Engineering Co. Ltd. to manufacture its TurboStocker product for delivery in the Asian market and to provide related customer support. The Company has a Master Engineering Services Agreement with Shinsung, which provides the general terms and conditions under which the Company may from time to time request that Shinsung perform engineering projects for the Company. The scope of each project and the related price and other terms are defined in separate statements of work to be agreed upon by the Company and

Shinsung. The agreement provides that all intellectual property created by Shinsung in the course of any such project will belong to the Company. the Company also has a Master Manufacturing Services Agreement with Shinsung, which provides the general terms and conditions under which the Company may from time to time request that Shinsung manufacture products for the Company. The specifications for any products to be manufactured, and related price and other terms, are to be defined in one or more separate purchase orders to be issued by the Company to Shinsung. These agreements with Shinsung are non-exclusive, contain customary provisions entitling either party to terminate the agreement in the event of a material breach of the agreement by, or the insolvency of, the other party, and also may be terminated by the Company at any time for its convenience. The agreements both expire in October 2004. The Company’s reliance on subcontractors gives the Company less control over the manufacturing process and exposes it to significant risks, especially inadequate capacity, late delivery, substandard quality and high costs. The Company intends to outsource additional aspects of its manufacturing operations to subcontractors and suppliers. The Company could experience disruption in obtaining products or needed components and may be unable to develop alternatives in a timely manner. If the Company is unable to obtain adequate deliveries of products or components for an extended period of time, it may have to pay more for inventory, parts and other supplies, seek alternative sources of supply or delay shipping products to its customers. These outcomes could damage the Company’s relationships with customers. Any such increased costs, delays in shipping or damage to customer relationships could seriously harm the Company’s business.

         The Company’s dependence on third-party suppliers could harm its ability to negotiate the terms of its future business relationships with these parties, and the Company may be unable to replace any of them on terms favorable to it. In addition, outsourcing the Company’s manufacturing to third parties may require the Company to share its proprietary information with these suppliers. Although the Company enters into confidentiality agreements with these third parties, these agreements may not adequately protect the Company’s proprietary information.

THE COMPANY MAY EXPERIENCE DELAYS AND TECHNICAL DIFFICULTIES IN NEW PRODUCT INTRODUCTIONS AND MANUFACTURING, WHICH CAN ADVERSELY AFFECT ITS REVENUES, GROSS MARGINS AND NET INCOME.

         Because the Company’s systems are complex, there can be a significant lag between the time, it introduces a system and the time it begins to produce that system in volume. As technology in the semiconductor industry becomes more sophisticated, the Company is finding it increasingly difficult to design and integrate complex technologies into its systems, to procure adequate supplies of specialized components, to train its technical and manufacturing personnel and to make timely transitions to high-volume manufacturing. Many customers also require customized systems, which compound these difficulties. The Company sometimes incurs substantial unanticipated costs to ensure that its new products function properly and reliably early in their life cycle. These costs could include greater than expected installation and support costs or increased materials costs as a result of expedited changes. The Company may not be able to pass these costs on to its customers. In addition, the Company has experienced, and may continue to experience, difficulties in both low and high volume manufacturing. Any of these results could seriously harm the Company’s business.

         For example, beginning late in the third quarter of fiscal 2000, PRI encountered manufacturing and supply chain problems relating to its TurboStocker product, which PRI had planned to begin manufacturing in high volume in response to increased customer demand at that time. These problems delayed shipments and customer acceptance, which caused PRI’s revenues for fiscal 2000 and 2001 to be lower than expected and also contributed to its net losses for these periods. From the time since PRI discovered these problems through the end of fiscal 2001 it incurred expenditures of $15.4 million to address them, consisting of approximately $3.4 million for associated engineering costs, $5.7 million of additional warranty costs, and $6.3 million to repair or retrofit TurboStockers already installed in the field where necessary. These costs also contributed to PRI’s losses for these periods. Of these costs, the $6.3 million reserve for repairs and retrofits was recorded as a special charge in the fourth quarter of PRI’s fiscal year 2001. The balance of the costs were recorded in PRI’s results of operations during the period beginning with the fourth quarter of its fiscal year 2000 and ending with the last quarter of its fiscal year 2001. PRI also consolidated its TurboStocker manufacturing operations into a single location, upgraded its enterprise resource planning system and outsourced additional manufacturing of components and subassemblies. PRI’s and the Company’s efforts to date may be insufficient to resolve the manufacturing problems with the TurboStocker, and the Company may encounter similar difficulties and delays in the future.

         Moreover, on occasion the Company has failed to meet its customers’ delivery or performance criteria, and as a result the Company has deferred revenue recognition, incurred late delivery penalties and had higher warranty and service costs. These failures could continue and could also cause the Company to lose business from those customers and suffer long-term damage to its reputation.

THE COMPANY MAY BE UNABLE TO RECRUIT AND RETAIN NECESSARY PERSONNEL BECAUSE OF INTENSE COMPETITION FOR HIGHLY SKILLED PERSONNEL.

         The Company needs to retain a substantial number of employees with technical backgrounds for its hardware and software engineering, manufacturing, sales and support staffs. The market for these employees is intensely competitive, and the Company has occasionally experienced delays in hiring qualified personnel. Due to the cyclical nature of the demand for its products and the current downturn in the semiconductor market, the Company recently reduced its workforce as a cost reduction measure. If the semiconductor market experiences an upturn, the Company may need to rebuild its workforce. Due to the competitive nature of the labor markets in which the Company operates, this type of employment cycle increases the risk of being unable to retain and recruit key personnel. The Company’s inability to recruit, retain and train adequate numbers of qualified personnel on a timely basis could adversely affect its ability to develop, manufacture, install and support its products and may result in lost revenue and market share if customers seek alternative solutions.

THE COMPANY’S INTERNATIONAL BUSINESS OPERATIONS EXPOSE IT TO A NUMBER OF DIFFICULTIES IN COORDINATING ITS ACTIVITIES ABROAD AND IN DEALING WITH MULTIPLE REGULATORY ENVIRONMENTS.

         Sales to customers outside North America accounted for approximately 50% of Brooks’ total revenues fiscal 2001, 48% in fiscal 2000, and 43% in fiscal 1999. Sales to customers outside the United States accounted for approximately 38% of PRI’s total revenues in fiscal 2000 and 33% in fiscal 1999. Sales to customers outside North America accounted for 41% of Brooks’ and PRI’s pro forma total combined revenues for the first three quarters of fiscal 2002. The Company anticipates that international sales will continue to account for a significant portion of its revenues. Many of the Company’s vendors are located in foreign countries. As a result of its international business operations, the Company is subject to various risks, including:

– difficulties in staffing and managing operations in multiple locations in many countries;

– difficulties in managing distributors, representatives and third party systems integrators;

– challenges presented by collecting trade accounts receivable in foreign jurisdictions;

– longer sales-cycles;

– possible adverse tax consequences;

– fewer legal protections for intellectual property;

– governmental currency controls and restrictions on repatriation of earnings;

– changes in various regulatory requirements;

– political and economic changes and disruptions; and

– export/import controls and tariff regulations.

         To support its international customers, the Company maintains locations in several countries, including Belgium, Canada, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea, Switzerland, Taiwan and the United Kingdom. The Company cannot guarantee that it will be able to manage these operations effectively. Nor can it guarantee that its investment in these international operations will enable it to compete successfully in international markets or to meet the service and support needs of its customers, some of whom are located in countries where the Company has no infrastructure.

         Although the Company’s international sales are primarily denominated in U.S. dollars, changes in currency exchange rates can make it more difficult for it to compete with foreign manufacturers on price. If the Company’s international sales increase relative to its total revenues, these factors could have a more pronounced effect on the Company’s operating results.

THE COMPANY MUST CONTINUALLY IMPROVE ITS TECHNOLOGY TO REMAIN COMPETITIVE.

         The Company believes its success depends in part upon its ability to enhance its existing products and to develop and market new products to meet customer needs, even in industry downturns. For example, as the semiconductor industry transitions from 200mm manufacturing technology to 300mm technology, the Company believes it is important to its future success to develop and sell new products that are compatible with 300mm technology. If competitors introduce new technologies or new products, the Company’s sales could decline and its existing products could lose market acceptance. The Company cannot guarantee that it will identify and adjust to changing market conditions or succeed in introducing commercially rewarding products or product enhancements. The success of the Company’s product development and introduction depends on a number of factors, including:

– accurately identifying and defining new market opportunities and products;

– completing and introducing new product designs in a timely manner;

– market acceptance of the Company’s products and its customers’ products;

– timely and efficient software development, testing and process;

– timely and efficient implementation of manufacturing and assembly processes;

– product performance in the field;

– development of a comprehensive, integrated product strategy; and

– efficient implementation and installation and technical support services.

         Because the Company must commit resources to product development well in advance of sales, its product development decisions must anticipate technological advances by leading semiconductor manufacturers. The Company may not succeed in that effort. Its inability to select, develop, manufacture and market new products or enhance its existing products could cause it to lose its competitive position and could seriously harm its business.

THE COMPANY FACES SIGNIFICANT COMPETITION WHICH COULD RESULT IN DECREASED DEMAND FOR THE COMPANY’S PRODUCTS OR SERVICES.

         The markets for the Company’s products are intensely competitive. The Company may be unable to compete successfully.

         The Company believes the primary competitive factors in the equipment automation group’s products are throughput, reliability, contamination control, accuracy and price/performance. The Company believes that its primary competition in the tool automation and control products is from integrated original equipment manufacturers that satisfy their semiconductor and flat panel display handling needs internally rather than by purchasing systems or modules from an independent supplier like the Company. Many of these original equipment manufacturers have substantially greater resources than the Company does. Applied Materials, Inc., the leading process equipment original equipment manufacturer, develops and manufactures its own central wafer handling systems and modules. The Company may not be successful in selling its products to original equipment manufacturers that internally satisfy their wafer or substrate handling needs, regardless of the performance or the price of the Company products. Moreover, integrated original equipment manufacturers may begin to commercialize their handling capabilities and become the Company’s competitors.

         The Company’s factory automation systems products compete with Daifuku, Murata Machinery, Shinko Electric and a number of other smaller foreign and domestic manufacturers of automated machinery used in semiconductor fabrication facilities. The primary competitive factors in the market are quality, robustness and performance, price, ease of integration, vendor reputation, financial stability, support and on-time delivery. In addition, the Company believes that the primary competitive factors in the factory interface products are technical and technological capabilities, reliability, price/performance, ease of integration and global sales and support capability. In this market, the Company competes directly with Asyst, Rorze, Fortrend, Newport, TDK, Yasakawa and Hirata. Some of these competitors have substantial financial resources and extensive engineering, manufacturing and marketing capabilities.

         The Company believes that the primary competitive factors in the end-user semiconductor manufacturer market for factory automation software and process control solutions are product functionality, price/performance, ease of use, ease of integration and installation, hardware and software platform compatibility, costs to support and maintain, vendor reputation and financial stability. The relative importance of these competitive factors may change over time. The Company directly competes in this market with various competitors, including Applied Materials-Consilium, IBM, Si-view, Compaq, TRW, Camstar and numerous small, independent software companies. The Company also competes with the in-house software staffs of semiconductor manufacturers like NEC, Texas Instruments and Intel. Most of those manufacturers have substantially greater resources than the Company does.

THE COMPANY’S RECENT RAPID GROWTH IS STRAINING ITS OPERATIONS AND REQUIRING IT TO INCUR COSTS TO UPGRADE ITS INFRASTRUCTURE.

         During fiscal 2000 and 2001, Brooks experienced extremely rapid growth in its operations, its product offerings and the geographic area of its operations. The merger with PRI continued this trend. The Company’s growth has placed a significant strain on its management, operations and financial systems. The Company’s future operating results will depend in part on its ability to continue to implement and improve its operating and financial controls and management information systems. If the Company fails to manage its growth effectively, its financial condition, results of operations and business could be harmed.

MUCH OF THE COMPANY’S SUCCESS AND VALUE LIES IN ITS OWNERSHIP AND USE OF INTELLECTUAL PROPERTY, AND THE COMPANY’S FAILURE TO PROTECT THAT PROPERTY COULD ADVERSELY AFFECT ITS FUTURE OPERATIONS.

         The Company’s ability to compete is heavily affected by its ability to protect its intellectual property. The Company relies primarily on trade secret laws, confidentiality procedures, patents, copyrights, trademarks and licensing arrangements to protect its intellectual property. The steps the Company has taken to protect its technology may be inadequate. Existing trade secret, trademark and copyright laws offer only limited protection. The Company’s patents could be invalidated or circumvented. The laws of certain foreign countries in which the Company’s products are or may be developed, manufactured or sold may not fully protect the Company’s products. This may make the possibility of piracy of the Company’s technology and products more likely. The Company cannot guarantee that the steps the Company has taken to protect its intellectual property will be adequate to prevent misappropriation of its technology. Other companies could independently develop similar or superior technology without violating the Company’s proprietary rights. There has been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. The Company may engage in litigation to:

– enforce its patents;

– protect its trade secrets or know-how;

– defend itself against claims alleging it infringes the rights of others; or

– determine the scope and validity of the patents or intellectual property rights of others.

         Any litigation could result in substantial cost to the Company and divert the attention of the Company’s management, which could harm its operating results and its future operations.

THE COMPANY’S OPERATIONS COULD INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

         Particular aspects of the Company’s technology could be found to infringe on the intellectual property rights or patents of others. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to the Company’s business. The Company cannot predict the extent to which it may be required to seek licenses or alter its products so that they no longer infringe the rights of others. The Company cannot guarantee that the terms of any licenses it may be required to seek will be reasonable. Similarly, changing the Company’s products or processes to avoid infringing the rights of others may be costly or impractical or could detract from the value of its products. A party making a claim of infringement could secure a judgment against the Company that requires it to pay substantial damages. A judgment could also include an injunction or other court order that could prevent the Company from selling its products. Any claim of infringement by a third party also could cause the Company to incur substantial costs defending against the claim, even if the claim is invalid, and could distract the attention of the Company’s management. Any of these events could seriously harm the Company’s business.

THE COMPANY’S BUSINESS MAY BE HARMED BY INFRINGEMENT CLAIMS OF GENERAL SIGNAL OR APPLIED MATERIALS.

         Brooks received notice from General Signal Corporation alleging certain of Brooks’ tool automation products that the Company sells to semiconductor process tool manufacturers infringed General Signal’s patent rights. The notification advised Brooks that General Signal was attempting to enforce its rights to those patents in litigation against Applied Materials, and that, at the conclusion of that litigation, General Signal intended to enforce its rights against Brooks and others. According to a press release issued by Applied Materials in November 1997, Applied Materials settled its litigation with General Signal by acquiring ownership of five General Signal patents. Although not verified by the Company, these five patents would appear to be the patents referred to by General Signal in its prior notice to Brooks. Applied Materials has not contacted Brooks regarding these patents. The Company cannot guarantee that it would prevail in any litigation by Applied Materials seeking damages or expenses from it or to enjoin it from selling its products on the basis of the alleged patent infringement, or that a license for any of the alleged infringed patents will be available to the Company on reasonable terms, if at all. A substantial portion of Brooks’ revenues for fiscal 2001 derived from the products that are alleged to infringe.

THE COMPANY’S BUSINESS MAY BE HARMED BY INFRINGEMENT CLAIMS OF ASYST TECHNOLOGIES, INC.

         Brooks acquired certain assets, including a transport system known as IridNet, from the Infab division of Jenoptik AG on September 30, 1999. Asyst Technologies, Inc. had previously filed suit against Jenoptik AG and other defendants, claiming that products of the defendants, including IridNet, infringe Asyst’s patents. This ongoing litigation may ultimately affect certain products sold by the Company. The Company has received notice that Asyst may amend its complaint to name the Company as an additional defendant. Based on the Company’s investigation of Asyst’s allegations, it does not believe it is infringing any claims of Asyst’s patents. The Company intends to continue to support Jenoptik to argue vigorously, among other things, the position that the IridNet system does not infringe the Asyst patents. If Asyst prevails in prosecuting its case, Asyst may seek to prohibit the Company from developing, marketing and using the IridNet product without a license. Because patent litigation can be extremely expensive, time-consuming, and its outcome uncertain, the Company may seek to obtain licenses to the disputed patents. The Company cannot guarantee that licenses will be available to it on reasonable terms, if at all. If a license from Asyst is not available, the Company could be forced to incur substantial costs to reengineer the IridNet system, which could diminish its value. In any case, the Company may face litigation with Asyst. Such litigation could be costly and would divert the Company management’s attention and resources. In addition, even though sales of IridNet comprise a small percentage of the Company’s revenues, if the Company does not prevail in such litigation, the Company could be forced to pay significant damages or amounts in settlement. Jenoptik has indemnified the Company for losses the Company may incur in this action.

THE COMPANY’S SOFTWARE PRODUCTS MAY CONTAIN ERRORS OR DEFECTS THAT COULD RESULT IN LOST REVENUE, DELAYED OR LIMITED MARKET ACCEPTANCE OR PRODUCT LIABILITY CLAIMS WITH SUBSTANTIAL LITIGATION COSTS.

         Complex software products like the Company’s can contain errors or defects, particularly when the Company first introduces new products or when it releases new versions or enhancements. Any defects or errors could result in lost revenue or a delay in market acceptance, which would seriously harm the Company’s business and operating results. The Company has occasionally discovered software errors in its new software products and new releases after their introduction, and the Company expects that this will continue. Despite internal testing and testing by current and potential customers, the Company’s current and future products may contain serious defects.

         Because many of the Company’s customers use their products for business-critical applications, any errors, defects or other performance problems could result in financial or other damage to the Company’s customers and could significantly impair their operations. The Company’s customers could seek to recover damages from the Company for losses related to any of these issues. A product liability claim brought against the Company, even if not successful, would likely be time-consuming and costly to defend and could adversely affect the Company’s marketing efforts.

RISK FACTORS RELATING TO THE COMPANY COMMON STOCK

THE COMPANY’S OPERATING RESULTS FLUCTUATE SIGNIFICANTLY, WHICH COULD NEGATIVELY IMPACT ITS BUSINESS AND ITS STOCK PRICE.

         The Company’s revenues, margins and other operating results can fluctuate significantly from quarter to quarter depending upon a variety of factors, including:

– the level of demand for semiconductors in general;

– cycles in the market for semiconductor manufacturing equipment and automation software;

– the timing, rescheduling, cancellation and size of orders from the Company’s customer base;

– the Company’s ability to manufacture, test and deliver products in a timely and cost-effective manner;

– the Company’s success in winning competitions for orders;

– the timing of the Company’s new product announcements and releases and those of its competitors;

– the mix of products it sells;

– the timing of any acquisitions and related costs;

– competitive pricing pressures; and

– the level of automation required in fab extensions, upgrades and new facilities.

         Brooks entered the factory automation software business in fiscal 1999. A portion of the Company’s revenues from this business depends on achieving project milestones. As a result, the Company’s revenue from this business is subject to fluctuations depending upon a number of factors, including the Company’s ability to achieve project milestones on a timely basis, if at all, as well as the timing and size of projects.

THE COMPANY’S STOCK PRICE IS VOLATILE.

         The market price of the Company common stock has fluctuated widely. For example, between April 4, 2001 and April 30, 2001, the closing price of Brooks common stock rose from approximately $35.45 to $62.61 per share and between August 28, 2001 and September 28, 2001, the price of the Brooks common stock dropped from approximately $48.15 to $26.59 per share. Consequently, the current market price of the Company common stock may not be indicative of future market prices, and Brooks may be unable to sustain or increase the value of an investment in its common stock. Factors affecting the Company’s stock price may include:

– variations in operating results from quarter to quarter;

– changes in earnings estimates by analysts or the Company’s failure to meet analysts’ expectations;

– changes in the market price per share of the Company’s public company customers;

– market conditions in the industry;

– general economic conditions;

– low trading volume of the Company common stock; and

– the number of firms making a market in the Company common stock.

         In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market prices of the securities of high technology companies like the Company. These market fluctuations could adversely affect the market price of the Company common stock.

BECAUSE A LIMITED NUMBER OF STOCKHOLDERS, INCLUDING A MEMBER OF THE COMPANY’S MANAGEMENT TEAM, OWNS A SUBSTANTIAL NUMBER OF SHARES OF THE COMPANY COMMON STOCK AND ARE PARTIES TO A VOTING AGREEMENT, THEIR DECISIONS MAY BE DETRIMENTAL TO YOUR INTERESTS.

         By virtue of their stock ownership and voting agreement, Robert J. Therrien, the Company’s president and chief executive officer, and Jenoptik AG have the power to significantly influence the Company’s affairs and are able to influence the outcome of matters required to be submitted to stockholders for approval, including the election of the Company’s directors, amendments to the Company’s certificate of incorporation, mergers, sales of assets and other acquisitions or sales. These stockholders may exercise their influence over the Company in a manner detrimental to your interests. As of June 30, 2002, Mr. Therrien and M+W Zander Holding GmbH, a subsidiary of Jenoptik AG, beneficially owned approximately 5.7% of the Company common stock.

         The Company has a stockholders agreement with Mr. Therrien, M+W Zander Holding GmbH and Jenoptik AG under which M+W Zander Holding GmbH agreed to vote all of its shares on all matters in accordance with the recommendation of a majority of the Company’s board of directors.

PROVISIONS OF THE COMPANY’S CERTIFICATE OF INCORPORATION, BYLAWS, CONTRACTS AND 4.75% CONVERTIBLE SUBORDINATED NOTES DUE 2008 MAY DISCOURAGE TAKEOVER OFFERS AND MAY LIMIT THE PRICE INVESTORS WOULD BE WILLING TO PAY FOR THE COMPANY’S COMMON STOCK.

         The Company’s certificate of incorporation and bylaws contain provisions that may make an acquisition of the Company more difficult and discourage changes in the Company’s management. These provisions could limit the price that investors might be willing to pay for shares of the Company’s common stock. In addition, the Company has adopted a shareholder rights plan. In many potential takeover situations, rights issued under the plan become exercisable to purchase the Company common stock at a price substantially discounted from the then applicable market price of the Company common stock. Because of its possible dilutive effect to a potential acquirer, the rights plan would generally discourage third parties from proposing a merger with or initiating a tender offer for the Company that is not approved by the Company’s board of directors. Accordingly, the rights plan could have an adverse impact on the Company’s stockholders who might want to vote in favor of a merger or participate in a tender offer. In addition, the Company may issue shares of preferred stock upon terms the board of directors deems appropriate without stockholder approval. The Company’s ability to issue preferred stock in such a manner could enable its board of directors to prevent changes in its management or control. Finally, upon a change of control of the Company, the Company may be required to repurchase convertible subordinated notes at a price equal to 100% of the principal outstanding amount thereof, plus accrued and unpaid interest, if any, to the date of the repurchase. Such a repurchase of the notes would represent a substantial cash outflow; accordingly, the repayment of the notes upon a change of control of the Company could discourage third parties from proposing a merger with, initiating a tender offer for or otherwise attempting to gain control of the Company.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of our common stock by the selling stockholders.

SELLING STOCKHOLDERS

        The selling stockholders are listed on the table below. The selling stockholders acquired shares of our common stock from us in connection with our acquisition of all of the outstanding capital stock of Hermos Informatik GmbH. We issued the shares registered hereunder pursuant to exemptions from the registration requirements of the Securities Act of 1933. Under the terms of the share sale-purchase and transfer - agreement regarding our acquisition of the outstanding capital stock of Hermos Informatik GmbH, we have agreed to register the shares of our common stock acquired by the selling stockholders hereunder.

        Registration by the selling stockholders does not necessarily mean that the selling stockholders will sell any or all of their shares.

        The information with regard to each selling stockholder in the table below is based upon information provided to us by each selling stockholder as of August 12, 2002. The shares listed below represent the shares that each selling stockholder currently beneficially owns and the number of shares each selling stockholder indicated it plans to offer.

        The shares of common stock offered by this prospectus may be offered from time to time by the selling stockholder named below:

	Shares Beneficially Owned		Shares Beneficially Owned
	and Ownership Percentage	Number of Shares	and Ownership Percentage
Selling Stockholder	Prior to Offering	Being Offered	after Offering

Dieter Herrmannsdoerfer	1,274,948(3.8%)(2)(4)	1,079,518(3.2%)(4)	195,430*
Harald Buchmann	261,133*(3)(5)	221,105*(5)	40,028*

Any future transferee, pledgee,
donee or successor of the
selling stockholders(1)

* Less than 1%

(1)	Information about other selling stockholders will be set forth in prospectus supplements, if required.
(2)	Includes 195,430 shares that may not be transferred until July 3, 2005 because of an agreement with us; of these shares 117,258 shares are held in escrow to satisfy indemnification claims we may make in connection with our acquisition of all of the outstanding capital stock of Hermos Informatik GmbH.
(3)	Includes 40,028 shares that may not be transferred until July 3, 2005 because of an agreement with us; of these shares 24,016 shares are held in escrow to satisfy indemnification claims we may make in connection with our acquisition of all of the outstanding capital stock of Hermos Informatik GmbH.
(4)	Includes 102,366 shares that may be issued to the selling stockholder as an adjustment to the purchase price in accordance with the formula contained in the share sale-, purchase-, and transfer- agreement regarding our acquisition of the outstanding capital stock of Hermos Informatik GmbH.
(5)	Includes 20,967 shares that may be issued to the selling stockholder as an adjustment to the purchase price in accordance with the formula contained in the share sale-, purchase-, and transfer- agreement regarding our acquisition of the outstanding capital stock of Hermos Informatik GmbH.

PLAN OF DISTRIBUTION

        We are registering the shares on behalf of the selling stockholders. The selling stockholders include their respective pledgees, donees, distributees, transferees or other successors-in-interest selling shares received from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus. A supplement to this prospectus may be filed naming that successor-in-interest prior to consummating a sale hereunder. The selling stockholders may offer their shares of Brooks common stock at various times in one or more of the following transactions:

–	on one or more exchange;

–	in the over the counter market;

–	in private transactions other than an exchange or in the over the counter market;

–	in connection with short sales of the shares of Brooks common stock;

–	by pledge to secure debts and other obligations;

–	in connection with the writing of non-traded and exchange-traded call options,

–	in hedge transactions and in settlement of other transactions or over the counter options; or

–	in a combination of any of the above transactions.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated or fixed prices.

        The selling stockholders may use broker-dealers to sell their shares. The selling stockholders may pay broker-dealers compensation in the form of commissions, discounts or concessions in amounts to be negotiated in connection with the sales. These broker-dealers and any other participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales and any such commissions, discount or concession may be deemed to be underwriting discounts or commissions under the Act. If any of the selling stockholders was deemed an underwriter, that selling stockholder might be subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        We have agreed to bear certain expenses of registration of the common stock under the federal and state securities laws. These expenses include registration and qualification fees, legal fees and expenses, and auditing and accounting expenses. The selling stockholders have agreed to bear their own counsel fees or any brokers’ commissions or underwriting discounts incurred in connection with the registration of their shares. The selling stockholders may agree to indemnify any broker-dealer, agent or other person that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act.

        The selling stockholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, rather than pursuant to this prospectus provided they meet the criteria and conform to the requirements of that Rule.

        There can be no assurance that the selling stockholders will sell any or all of their shares of Brooks common stock offered hereunder.

        The selling stockholder and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any common stock by selling stockholder and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

        Pursuant to the agreement relating to our acquisition of Hermos Informatik GmbH, we and each selling stockholder who acquired shares of our common stock pursuant to such agreement will be indemnified by each other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

LEGAL MATTERS

        The validity of the shares of common stock to be sold in this offering will be passed upon for us by Brown Rudnick Berlack Israels LLP, Boston, Massachusetts.

EXPERTS

        The audited financial statements of Brooks Automation, Inc. for the year ended September 30, 2001 incorporated in this prospectus by reference to the Current Report on Form 8-K of Brooks-PRI Automation, Inc., filed August 15, 2002, except as they relate to Irvine Optical Company, LLC for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The audited financial statements of PRI Automation, Inc., incorporated in this prospectus by reference to Brooks-PRI Automation, Inc.’s Current Report on Form 8-K/A filed August 28, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The audited financial statements of General Precision, Inc., incorporated in this prospectus by reference to Brooks Automation, Inc.’s current report on Form 8-K/A dated October 5, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        Ernst & Young LLP, independent auditors, have audited the financial statements of Irvine Optical Company, LLC as of December 31, 1999 and 1998, and for the years then ended, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about Irvine Optical Company, LLC’s ability to continue as a going concern as described in Note 1 to those financial statements). Brooks has incorporated by reference Ernst & Young LLP’s report with respect to Irvine Optical Company, LLC’s financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy these reports, proxy statements and other information at the SEC’s public reference rooms at 450 Fifth Street, NW, Washington, D.C., and in New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to common stock offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC’s principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

        The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until each selling stockholder sells all of its Brooks common stock:

–	Annual Report on Form 10-K/A for the year ended September 30, 2001;

–	Current Report on Form 8-K filed on October 19, 2001;

–	Current Report on Form 8-K filed on October 22, 2001;

–	Current Report on Form 8-K filed on October 26, 2001;

–	Current Report on Form 8-K filed on February 7, 2002;

–	Current Report on Form 8-K filed on March 1, 2002;

–	Current Report on Form 8-K/A filed on April 4, 2002;

–	Current Report on Form 8-K/A filed on May 15, 2002;

–	Current Report on Form 8-K filed on July 30, 2002;

–	Current Report on Form 8-K filed on August 15, 2002;

–	Current Report on Form 8-K filed on August 28, 2002;

–	Current Report on Form 8-K/A filed on August 28, 2002;

–	Quarterly Report on Form 10-Q/A for the quarter ended December 31, 2001;

–	Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2002;

–	Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

–	The description of our common stock that is contained in our Registration Statement on Form 8-A filed on January 27, 1995; and

–	The description of our preferred share rights that is contained in our Registration Statement on Form 8-A filed on August 7, 1997.

–	The description of our preferred share rights that is contained in our Registration Statement on Form 8-A/A filed on June 4, 2002

        You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Brooks-PRI Automation, Inc.
15 Elizabeth Drive
Chelmsford, Massachusetts 01824
Attention: Investor Relations
(978) 262-5799

        You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee	$
Printing Expenses		$10,000.00*
Accounting Fees and Expenses		$10,000.00*
Legal Fees and Expenses		$15,000.00*
Miscellaneous	$

TOTAL	$

*  Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Article 9 of the Registrant’s Certificate of Incorporation eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by the Delaware General Corporation Law. Article VII of the Registrant’s Bylaws provides that the Registrant shall indemnify its officers and directors to the extent permitted by the De laware General Corporation Law. Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful, as determined in accordance with the Delaware General Corporation Law. Section 145 fur ther provides that indemnification shall be provided with respect to reimbursement of expenses incurred in defending any action, suit or proceeding if the party in question is successful on the merits or otherwise. The Registrant has also entered into indemnification agreements with each of its directors. The indemnification agreements are intended to provide the maximum protection permitted by Delaware law with respect to indemnification of directors. Brooks may also enter into similar agreements with cert ain of its officers who are not also directors. The effect of these provisions is to permit indemnification by the Registrant for liabilities arising under the Securities Act of 1933, as amended. The Registrant also maintains directors and officers liability insurance.

ITEM 16. EXHIBITS

Exhibit
Number	Title	Reference

2.01	Agreement and Plan of Merger dated September 21, 1998 relating to the combination of FASTech Integration, Inc. with the Registrant.	A**

2.02	Stock for Cash Purchase Agreement dated March 31, 1999 relating to the acquisition of Hanyon Tech. Co., Ltd. by the Registrant.	B**

2.03	Assets for Cash Purchase Agreement dated June 23, 1999 relating to the acquisition of substantially all the assets of Domain Manufacturing Corporation and its Subsidiary Domain Manufacturing SARL by the Registrant.	C**

2.04	Agreement and Plan of Merger dated July 7, 1999 relating to the combination of Smart Machines Inc. with the Registrant.	D**

2.05	Master Purchase Agreement dated September 9, 1999 relating to the acquisition of substantially all of the assets of the Infab Division of Jenoptik by the Registrant.	E**

2.06	Agreement and Plan of Merger dated January 6, 2000 relating to the combination of AutoSimulations, Inc. and Auto-Soft Corporation with the Registrant.	F**

2.07	Interests for Stock Purchase Agreement dated May 5, 2000 relating to the acquisition of Irvine Optical Company LLC by the Registrant, as amended.	G**

2.08	Stock Purchase Agreement dated as of February 16, 2001 relating to the acquisition of SEMY Engineering, Inc. by the Registrant.	H**

2.09	Asset Purchase Agreement dated June 26, 2001 relating to the acquisition of assets of the e-diagnostic infrastructure of KLA-Tencor Corporation and its subsidiary KLA-Tencor Technologies Corporation.	I**

2.10	Agreement and Plan of Merger dated June 27, 2001 relating to the combination of Progressive Technologies Inc. with the Registrant.	J**

2.11	Asset Purchase Agreement dated October 5, 2001 relating to the acquisition of substantially all of the assets of General Precision, Inc. and GPI-Mostek, Inc. by the Registrant.	K**

2.12	Share Purchase Agreement dated October 9, 2001 relating to the acquisition of Tec-Sem AG by the Registrant.	L**

2.13	Amended and Restated Agreement and Plan of Merger relating to the acquisition of PRI Automation, Inc. by the Registrant.	O**

2.14	Asset Purchase Agreement dated February 15, 2002 relating to the Agreement dated February 15, 2002 relating to the acquisition of substantially all of the assets of Intelligent Automation Systems, Inc. and IAS Products, Inc. by the Registrant.	P**

2.15	Share Sale-, Purchase- and Transfer Agreement dated July 3, 2002 relating to the acquisition of Hermos Informatik GmbH.	EE**

4.01	Specimen Certificate for shares of the Registrant's common stock.	CC**

4.02	Description of Capital Stock (contained in the Certificate of Incorporation of the Registrant).	M**

4.03	Rights Agreement dated July 23, 1997.	BB**

4.04	Amendment to Rights Agreement between the Registrant and Bank Boston, N.A. as Rights Agent.	AA**

4.05	Registration Rights Agreement dated January 6, 2000.	AA**

4.06	Shareholders Agreement dated January 6, 2000 by and among the Registrant, Daifuku America Corporation and Daifuku Co., Ltd.	Q**

4.07	Stockholders Agreement dated September 30, 1999 by and among the Registrant, Jenoptik AG, M+W Zander Holding GmbH and Robert J. Therrien.	E**

4.08	Indenture dated as of May 23, 2001 between the Registrant and State Street Bank and Trust Company (as Trustee).	R**

4.09	Registration Rights Agreement dated May 23, 2001 among the Registrant and Credit Suisse First Boston Corporation and SG Cowen Securities Corporation (as representatives of several purchasers).	R**

4.10	Form of 4.75% Convertible Subordinated Note of the Registrant in the principal amount of $175,000,000 dated as of May 23, 2001.	R**

4.11	Stock Purchase Agreement dated June 20, 2001 relating to the acquisition of CCS Technology, Inc. by the Registrant.	S**

4.12	Rights Agreement between the Registrant and EquiServe Trust Company, N.A., as amended.	DD**

5.01	Opinion of Brown Rudnick Berlack Israels LLP.	Filed herewith

23.01	Consent of Brown Rudnick Berlack Israels LLP (contained in Previously filed Exhibit 5.01).	Filed herewith

23.02	Consent of PricewaterhouseCoopers LLP (Independent accountants for the Registrant).	Filed herewith

23.03	Consent of Ernst & Young LLP, Independent Auditors.	Filed herewith

23.04	Consent of PricewaterhouseCoopers LLP (Independent accountants for General Precision, Inc.)	Filed herewith

23.05	Consent of PricewaterhouseCoopers LLP (Independent accountants for PRI Automation, Inc.)	Filed herewith

24.01	Power of Attorney (included on signature page of this registration statement).	Filed herewith

A.	Incorporated by reference to the Registrant’s registration statement on Form S-4 (Registration No. 333-64037) filed on September 23, 1998.

B.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on May 6, 1999.

C.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on July 14, 1999.

D.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on September 15, 1999, and amended on September 29, 2000

E.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on October 15, 1999.

F.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on January 19, 2000.

G.	Incorporated by reference to the Registrant’s registration statement on Form S-3 (Registration No. 333-42620) filed on July 31, 2000.

H.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on March 1, 2001.

I.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on July 9, 2001.

J.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on July 24, 2001.

K.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on October 19, 2001.

L.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on October 22, 2001.

M.	Incorporated by reference to the Registrant’s quarterly report on Form 10-Q filed on May 15, 2000 for the quarterly period ended March 31, 2000.

N.	Incorporated by reference to the Registrant’s registration statement on Form S-4 filed on December 19, 2001.

O.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on March 1, 2002.

P.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on January 19, 2000 and amended on February 14, 2000.

Q.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on May 29, 2001.

R.	Incorporated by reference to the Registrant’s registration statement on Form S-8 (Registration No. 333-67432) filed on August 13, 2001.

AA.	Incorporated by reference to the Registrant’s annual report on Form 10-K for the fiscal year ended September 30, 2001.

BB.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on August 7, 1997.

CC.	Incorporated by reference to the Registrant’s registration statement on Form S-3 (Registration No. 333-88320) filed May 15, 2002.

DD.	Incorporated by reference to the Registrant’s registration statement on Form 8-A/A filed on June 4, 2002.

EE.	Incorporated by reference to Registrant’s current reports on Form 8-K filed on July 30, 2002.

**    In accordance with Rule 12b-32 under the Securities Exchange Act of 1934, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.

ITEM 17. UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors,

officers and controlling persons of the Registrant, pursuant to Item 15 above, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby further undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated herein by reference.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chelmsford, Commonwealth of Massachusetts, on the 27th day of August, 2002.

BROOKS-PRI AUTOMATION, INC.

BY:	/s/ Robert J. Therrien _______________________________
Robert J. Therrien Chief Executive Officer and President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert J. Therrien and Ellen B. Richstone, and each of them, with the power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, and in connection with any registration of additional securities pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to sign any abbreviated registration statements and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, in each case, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Therrien	Director, Chief Executive Officer and President	August 27, 2002
Robert J. Therrien	(Principal Executive Officer)

/s/ Ellen B. Richstone	Senior Vice President Finance and	August 27, 2002
Ellen B. Richstone	Administration and Chief Financial Officer
(Principal Financial Officer)

/s/ Steven E. Hebert	Principal Accounting Officer	August 27, 2002
Steven E. Hebert

/s/ Roger D. Emerick	Director	August 27, 2002
Roger D. Emerick

/s/ Amin J. Khoury	Director	August 27, 2002
Amin J. Khoury

/s/ Juergen Giessmann	Director	August 27, 2002
Juergen Giessmann

/s/ Joseph R. Martin	Director	August 27, 2002
Joseph R. Martin

/s/ Mitchell G. Tyson	Director	August 27, 2002
Mitchell G. Tyson

/s/ Kenneth M. Thompson	Director	August 27, 2002
Kenneth M. Thompson

EXHIBIT INDEX

Exhibit
Number	Title	Reference

2.01	Agreement and Plan of Merger dated September 21, 1998 relating to the combination of FASTech Integration, Inc. with the Registrant.	A**

2.02	Stock for Cash Purchase Agreement dated March 31, 1999 relating to the acquisition of Hanyon Tech. Co., Ltd. by the Registrant.	B**

2.03	Assets for Cash Purchase Agreement dated June 23, 1999 relating to the acquisition of substantially all the assets of Domain Manufacturing Corporation and its Subsidiary Domain Manufacturing SARL by the Registrant.	C**

2.04	Agreement and Plan of Merger dated July 7, 1999 relating to the combination of Smart Machines Inc. with the Registrant.	D**

2.05	Master Purchase Agreement dated September 9, 1999 relating to the acquisition of substantially all of the assets of the Infab Division of Jenoptik by the Registrant.	E**

2.06	Agreement and Plan of Merger dated January 6, 2000 relating to the combination of AutoSimulations, Inc. and Auto-Soft Corporation with the Registrant.	F**

2.07	Interests for Stock Purchase Agreement dated May 5, 2000 relating to the acquisition of Irvine Optical Company LLC by the Registrant, as amended.	G**

2.08	Stock Purchase Agreement dated as of February 16, 2001 relating to the acquisition of SEMY Engineering, Inc. by the Registrant.	H**

2.09	Asset Purchase Agreement dated June 26, 2001 relating to the acquisition of assets of the e-diagnostic infrastructure of KLA-Tencor Corporation and its subsidiary KLA-Tencor Technologies Corporation.	I**

2.10	Agreement and Plan of Merger dated June 27, 2001 relating to the combination of Progressive Technologies Inc. with the Registrant.	J**

2.11	Asset Purchase Agreement dated October 5, 2001 relating to the acquisition of substantially all of the assets of General Precision, Inc. and GPI-Mostek, Inc. by the Registrant.	K**

2.12	Share Purchase Agreement dated October 9, 2001 relating to the acquisition of Tec-Sem AG by	L**
the Registrant.

2.13	Amended and Restated Agreement and Plan of Merger relating to the acquisition of PRI Automation, Inc. by the Registrant.	O**

2.14	Asset Purchase Agreement dated February 15, 2002 relating to the Agreement dated February 15, 2002 relating to the acquisition of substantially all of the assets of Intelligent Automation Systems, Inc. and IAS Products, Inc. by the Registrant.	P**

2.15	Share Sale-, Purchase- and Transfer- Agreement dated July 3, 2002 relating to the acquisition of Hermos Informatik GmbH.	EE**

4.01	Specimen Certificate for shares of the Registrant's common stock.	CC**

4.02	Description of Capital Stock (contained in the Certificate of Incorporation of the Registrant).	M**

4.03	Rights Agreement dated July 23, 1997.	BB**

4.04	Amendment to Rights Agreement between the Registrant and Bank Boston, N.A. as Rights Agent.	AA**

4.05	Registration Rights Agreement dated January 6, 2000.	AA**

4.06	Shareholders Agreement dated January 6, 2000 by and among the Regstrant, Daifuku America Corporation and Daifuku Co., Ltd.	Q**

4.07	Stockholders Agreement dated September 30, 1999 by and among the Registrant, Jenoptik AG, M+W Zander Holding GmbH and Robert J. Therrien.	E**

4.08	Indenture dated as of May 23, 2001 between the Registrant and State Street Bank and Trust Company (as Trustee).	R**

4.09	Registration Rights Agreement dated May 23, 2001 among the Registrant and Credit Suisse First Boston Corporation and SG Cowen Securities Corporation (as representatives of several purchasers).	R**

4.10	Form of 4.75% Convertible Subordinated Note of the Registrant in the principal amount of $175,000,000 dated as of May 23, 2001.	R**

4.11	Stock Purchase Agreement dated June 20, 2001 relating to the acquisition of CCS Technology, Inc. by the Registrant.	S**

4.12	Rights Agreement between the Registrant and EquiServe Trust Company, N.A., as amended.	DD**

5.01	Opinion of Brown Rudnick Berlack Israels LLP.	Filed herewith

23.01	Consent of Brown Rudnick Berlack Israels LLP (contained in Previously filed Exhibit 5.01).	Filed herewith

23.02	Consent of PricewaterhouseCoopers LLP (Independent accountants for the Registrant).	Filed herewith

23.03	Consent of Ernst & Young LLP, Independent Auditors.	Filed herewith

23.04	Consent of PricewaterhouseCoopers LLP (Independent accountants for General Precision, Inc.)	Filed herewith

23.05	Consent of PricewaterhouseCoopers LLP (Independent accountants for PRI Automation, Inc.)	Filed herewith

24.01	Power of Attorney (included on signature page of this registration statement).	Filed herewith

A.	Incorporated by reference to the Registrant’s registration statement on Form S-4 (Registration No. 333-64037) filed on September 23, 1998.

B.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on May 6, 1999.

C.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on July 14, 1999.

D.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on September 15, 1999, and amended on September 29, 2000

E.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on October 15, 1999.

F.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on January 19, 2000.

G.	Incorporated by reference to the Registrant’s registration statement on Form S-3 (Registration No. 333-42620) filed on July 31, 2000.

H.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on March 1, 2001.

I.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on July 9, 2001.

J.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on July 24, 2001.

K.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on October 19, 2001.

L.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on October 22, 2001.

M.	Incorporated by reference to the Registrant’s quarterly report on Form 10-Q filed on May 15, 2000 for the quarterly period ended March 31, 2000.

N.	Incorporated by reference to the Registrant’s registration statement on Form S-4 filed on December 19, 2001.

O.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on March 1, 2002.

P.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on January 19, 2000 and amended on February 14, 2000.

Q.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on May 29, 2001.

R.	Incorporated by reference to the Registrant’s registration statement on Form S-8 (Registration No. 333-67432) filed on August 13, 2001.

AA.	Incorporated by reference to the Registrant’s annual report on Form 10-K for the fiscal year ended September 30, 2001.

BB.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on August 7, 1997.

CC.	Incorporated by reference to the Registrant’s registration statement on Form S-3 (Registration No. 333-88320) filed May 15, 2002.

DD.	Incorporated by reference to the Registrant’s registration statement on Form 8-A/A filed on June 4, 2002.

EE.	Incorporated by reference to the Registrant’s current report on Form 8-K filed on July 30, 2002.

**	In accordance with Rule 12b-32 under the Securities Exchange Act of 1934, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.